Exhibit 99.1

Capri Holdings Limited Amends Revolving and Term Loan Credit Agreement

London — March 20, 2020 — Capri Holdings Limited (NYSE:CPRI), a global fashion luxury group, today announced it amended the Company’s Revolving and Term Loan Credit Agreement.

The maturity of Tranche A-1 Term Loans due in December 2020 was extended to December 2023 for $267 million of the outstanding balance of $315 million. The remaining $48 million for Tranche A-1 is the Company’s only debt maturity prior to 2023. The Tranche A-2 Term Loan, with a current balance of $700 million, and the Revolving Credit Facility continue to have maturity dates of December and November 2023, respectively.

In addition, the leverage ratio covenant metric for the Revolving Credit Facility has been modified to take into account operating lease liability as defined by the new lease accounting standard (ASC 842) instead of using 6x rent expense. Based on this updated measure, the Company’s leverage ratio at the end of the Third Quarter of Fiscal 2020 would have been 2.4 to 1, compared to a covenant level of 3.75 to 1.

The Company expects to end the Fiscal Fourth Quarter concluding March 28, 2020 with approximately $800 million of liquidity, comprised of approximately $500 million in cash and cash equivalents, as well as approximately $300 million of availability on the Revolving Credit Facility.

About Capri Holdings Limited

Capri Holdings Limited is a global fashion luxury group, consisting of iconic brands that are industry leaders in design, style and craftsmanship. Its brands cover the full spectrum of fashion luxury categories including women’s and men’s accessories, footwear and ready-to-wear as well as wearable technology, watches, jewelry, eyewear and a full line of fragrance products. The Company’s goal is to continue to extend the global reach of its brands while ensuring that they maintain their independence and exclusive DNA. Capri Holdings Limited is publicly listed on the New York Stock Exchange under the ticker CPRI.

Forward Looking Statements

This press release contains statements which are, or may be deemed to be, “forward-looking statements.” Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of the management of Capri Holdings Limited (the “Company”) about future events, and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. All statements other than statements of historical facts included in this press release may be forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets”, “plans”, “believes”, “expects”, “aims”, “intends”, “will”, “should”, “could”, “would”, “may”, “anticipates”, “estimates”, “synergy”, “cost-saving”, “projects”, “goal”, “strategy”, “budget”, “forecast” or “might” or, words or terms of similar substance or the negative thereof, are forward-looking statements. Forward-looking statements include statements relating to future capital expenditures, expenses, revenues, earnings, economic performance, indebtedness, financial condition, share buybacks, dividend policy, losses and future prospects of the Company, business and management strategies and the expansion and growth of the Company’s operations, and benefits from any acquisition. These forward-looking statements are not guarantees of future financial performance. Such forward-looking statements involve known and unknown risks and uncertainties that could significantly affect expected results and are based on certain key assumptions, which could cause actual results to differ materially from those projected or implied in any forward-looking statements. These risks, uncertainties and other factors include the effect of the COVID-19 pandemic and its impact on the Company’s future financial and operational results, the length and severity of such outbreak across the globe and the pace of recovery following the COVID-19 pandemic, levels of cash flow and future availability of credit, compliance with restrictive covenants under the Company’s credit agreement, the Company’s ability to integrate successfully and to achieve anticipated benefits of any acquisition; the risk of disruptions to the Company’s businesses; the negative effects of events on the market price of the Company’s ordinary shares and its operating results; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the Company’s businesses; fluctuations in demand for the Company’s products; levels of indebtedness (including the indebtedness incurred in connection with acquisitions); the timing and scope of future share buybacks, which may be made in open market or privately negotiated transactions, and are subject to market conditions, applicable legal requirements, trading restrictions under the Company’s insider trading policy and other relevant factors, and which share repurchases may be suspended or discontinued at any time, the level of other investing activities and uses of cash; changes in consumer traffic and retail trends; loss of market share and industry competition; fluctuations in the capital markets; fluctuations in interest and exchange rates; the occurrence of unforeseen epidemics and pandemics, disasters or catastrophes; political or economic instability in principal markets; adverse outcomes in litigation; and general, local and global economic, political, business and market conditions, as well as those risks set forth in the reports that the Company files from time to time with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended March 30, 2019 (File No. 001-35368) and Quarterly Report on Form 10-Q for the fiscal quarter ended December 28, 2019 (File No. 001-35368). Any forward-looking statement in this press release speaks only as of the date made and the Company disclaims any obligation to update or revise any forward-looking or other statements contained herein other than in accordance with legal and regulatory obligations.

CONTACTS:

Investor Relations:

Jennifer Davis

(201) 514-8234

Jennifer.Davis@CapriHoldings.com

Media:

Press@CapriHoldings.com